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                                                                   EXHIBIT 10.18


                            EQUITY VALUE AGREEMENT

        THIS EQUITY VALUE AGREEMENT (the "Agreement") is made as of 31st day of October, 1997 (the "Effective Date"), by and between The Advisory Board Company, a Maryland corporation (the "Company"), and Richard Schwartz (the "Employee").

                                R E C I T A L S

        A. The Employee entered into the Continuing Stock Option Agreements, made as of November 1, 1996 (the "Continuing Option Agreement"), pursuant to which to the Company granted the Employee the right and option (the "Continuing Options") to purchase shares of Class B Nonvoting Stock, $0.01 par value per share, of the Company, subject to the terms and conditions of the Continuing Stock-Based Incentive Compensation Plan, originally adopted by the Company on March 1, 1994 (the "Continuing Plan").

        B. The Company effected a spin-off transaction on October 31, 1997 (the "Spin-off Transaction") in which (i) its unincorporated division or functional unit containing its corporate business was transferred to The Corporate Advisory Board Company, a wholly-owned Delaware corporation ("Newco"), and (ii) the shares of capital stock of Newco were transferred pro rata to the Company's shareholder. Following the Spin-off Transaction, the Company continues to be the employer of the Employee.

        C. At the time of, and subsequent to, the Spin-off Transaction, the Company and the Employee understood that the Employee would receive in substitution for his or her Continuing Options (as well as any and all rights derivative from such options) new options in the Company and other compensation as outlined in this Agreement.

        D. Pursuant to the terms and conditions of the Substitution Agreement between the Company and the Employee (the "Substitution Agreement"), the Employee has, among other things, agreed as of the Effective Date to substitute the payment of the Equity Value Amount, subject to the terms and conditions of this Agreement, for his or her right, title and interest in and to the Continuing Options.

        E. Therefore, in accordance with the Employee's agreement to substitute the Equity Value Amount for Continuing Options as set forth in the Substitution Agreement, the Company agrees to pay the Employee the Equity Value Amount, subject to the terms and conditions of the Substitution Agreement and this Agreement.

        F. The Employee acknowledges and agrees that the receipt of the Equity Value Amount and the grant of options pursuant to the Option Agreement in substitution for the Continuing Options are fair, reasonable and appropriate adjustments to the Continuing Options pursuant to Sections 8 and 9 of the Continuing Option Agreement and Section 10 of the Continuing Plan as a result of the Spin-off Transaction.

        G. The Employee acknowledges that he or she is an employee of the Company with substantial knowledge concerning the past, present and potential future performance, operations and opportunities relating to the Company and any of its businesses. The Employee further
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acknowledges that he or she has been briefed on the past, present and potential future performance of the Company and any of its businesses by Jeffrey D. Zients, Michael D'Amato and/or other senior executives of the Company, and that the Employee had the opportunity to ask Jeffrey D. Zients, Michael D'Amato and/or other senior executives of the Company whatever questions the Employee desired concerning the past, present and future financial and operational performance and expectations of the Company and any of its businesses. Finally, the Employee acknowledges that all future operating results are impossible to predict and that no representation is being made by the Company with respect to the accuracy or completeness of any forecast regarding the future.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

        SECTION 1. DEFINITIONS. Capitalized terms, not otherwise defined herein, shall have the following meanings:

        "Agreement" is defined in the preamble.

        "Cash Shortage" is the condition that exists when, in the judgment of the Company, the Company's cash reserves may prove insufficient to (i) cover the Company's working capital and other obligations as they come due, including obligations pursuant to any stock option agreement or equity value agreement entered into by the Company and any other obligation of the Company to its employees; (ii) maintain sufficient cash reserves to pay unforeseeable costs that may arise; and at the same time (iii) make payments to the Employee pursuant to this Agreement.

        "Cause" for termination is the commission of an act of fraud, theft or dishonesty against the Company; arrest or conviction for any felony; arrest or conviction for any misdemeanor involving moral turpitude which might, in the Company's opinion, cause embarrassment to the Company; misconduct; substance abuse; insubordination; violation of Company policy; willful or repeated non-performance or substandard performance of duties; violation of any District of Columbia, state or federal laws, rules or regulations in connection with or during performance of work; or Performance Inconsistent with Past Levels of Contribution, as defined below.

        "Company" is defined in the preamble.

        "Continuing Option Agreement" is defined in Recital A.

        "Continuing Options" is defined in Recital A.

        "Continuing Plan" is defined in Recital A.

        "Disability" shall mean a serious and permanent medical incapacity or disability that precludes the Employee from performing professional work. The Company, at its option and expense, shall be entitled to retain a physician reasonably acceptable to the Employee to confirm the existence of such incapacity or disability. The Chairman of the Board of Directors of the Company reserves the right to define Disability in a more liberal manner.

        "Effective Date" is defined in the preamble.

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        "Employee" is defined in the preamble.

        "Equity Value Amount" is defined in Section 2.

        "Fiscal Year" or "FY" is the Company's fiscal year ending March 31st of each year or such other date as shall be designated by the Company in its sole and absolute discretion.

        "Income from Operations" means the income from operations (or similar entry) shown on the audited financial statements of the Company for each Fiscal Year, not including any compensation income or expense relating to any payments made pursuant to this Agreement.

        "Market Rate" is a floating rate equal to the Prime Rate as quoted in The Wall Street Journal and as adjusted from time to time but not to exceed 10% per annum.

        "Newco" is defined in Recital B.

        "Non-Competition Agreement" means that certain Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-Solicitation, and Work Product between the Employee and the Company.

        "Option Agreement" means that certain Stock Option Agreement between the Company and the Employee.

        "Payment Amount" means the portion of the Equity Value Amount corresponding to each Payment Date identified on the schedule set forth in
Section 2 below.

        "Payment Date" means either March 31, 2000, March 31, 2001 or any other date identified on the schedule set forth in Section 2 below.

        "Performance Inconsistent with Past Levels of Contribution" is any neglect of, or refusal or inability to, perform the Employee's duties or responsibilities with respect to the Company with the same level of contribution as in past periods of employment; or any insubordination, dishonesty, negligence or malfeasance in the performance of such duties and responsibilities; or the taking of actions which impair the Employee's ability to perform such duties and responsibilities; or any material violation of Company rules or regulations.

        "Plan" means The Advisory Board Company 1997 Stock-Based Incentive Compensation Plan.

        "Spin-off Transaction" is defined in Recital B.

        "Stockholders' Agreement" means that certain Stockholders' Agreement between the Company and the Employee.

        "Substitution Agreement" is defined in Recital D.

        "Violation Date" defined in Section 3(c).

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        "Voluntary Notice Date" means the date the Employee gives notice of his or her Voluntary Resignation Date.

        "Voluntary Resignation Date" means the date on which the Employee ceases employment with the Company for voluntary reasons. Voluntary Resignation Date shall not include the date on which the Employee ceases to be employed by the Company due to death or a Disability.

        SECTION 2.  OBLIGATIONS OF THE COMPANY. Except as otherwise provided in
Section 3 below, as long as the Employee continues to be employed by the Company, the Company agrees to pay to the Employee, in cash or by check, the amount of $700,000 (the "Equity Value Amount") according to, and in the amounts specified in, the following schedule:

----------------------------------------------------------
      PAYMENT DATE                 AMOUNT PAYABLE
----------------------------------------------------------
March 31, 2000                       50 percent (50%) of
                                   the Equity Value Amount
----------------------------------------------------------
March 31, 2001                       50 percent (50%) of
                                   the Equity Value Amount
----------------------------------------------------------

        SECTION 3. RESTRICTION ON PAYMENT OF THE EQUITY VALUE AMOUNT. The Equity Value Amount shall be paid as provided in Section 2 above as long as the Employee continues to be employed by the Company, except as otherwise provided below:

                (a) Voluntary Resignation Date. If a Voluntary Notice Date occurs less than ten (10) months prior to a Voluntary Resignation Date, the Employee shall forfeit his or her right to any portion of the Equity Value Amount that has not been paid to the Employee as of such Voluntary Notice Date and the Employee shall be required to repay the Company immediately upon demand any portion of the Equity Value Amount paid to the Employee within the ten (10) months prior to the Voluntary Resignation Date, unless the Voluntary Resignation Date occurs after March 31, 2001. If a Voluntary Notice Date occurs at least ten (10) months prior to a Voluntary Resignation Date, the Employee shall forfeit his or her right to any portion of the Equity Value Amount payable after the Voluntary Resignation Date.

                (b) Death or Disability. If the Employee ceases to be employed by the Company due to his or her death or a Disability, the Employee shall not forfeit his or her right to any portion of the Equity Value Amount.

                (c) Termination for Cause or Violation of Non-Competition Agreement. If the Employee is terminated by the Company for Cause, or if the Employee violates any provision of the Non-Competition Agreement, the Employee shall forfeit his or her right to any portion of Equity Value Amount that has not been paid to the Employee as of such termination date or as of the date of the violation (the "Violation Date") and, to the extent the Employee has received all or a portion of the Equity Value Amount, he or she shall be required to repay the Company immediately upon demand any portion of the Equity Value Amount paid to the Employee within the ten (10) months prior to such termination date or Violation Date. The Employee hereby acknowledges and agrees that


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the execution of the Non-Competition Agreement is additional consideration for this Agreement. No payments under Section 2 above shall be made unless the Employee has executed the Non-Competition Agreement.

                (d) Income from Operations. No payment under Section 2 shall be made in any Fiscal Year in which the Company's Income from Operations for the immediately prior Fiscal Year is less than Fifteen Million Dollars ($15,000,000). No interest shall accrue during any period of delay solely due to this restriction. Any payment delayed due to this restriction shall be made by December 31 of the first Fiscal Year after the Fiscal Year in which the Company's Income from Operations satisfy the criteria of this subsection (d), unless such payment is further delayed pursuant to another restriction. Except as provided in Sections 3(a)-(c) above, the Equity Value Amount shall not be forfeited as a result of this restriction.

                (e) Cash Shortage. No payment under Section 2 above shall be made if the Company determines it is suffering from a Cash Shortage. Any payment that would otherwise be made during a period of Cash Shortage shall be delayed for a period of six (6) months, after which time the Company shall either make any payments that had been delayed or determine that the Company continues to suffer from a Cash Shortage. Interest shall accrue at Market Rate during any period of delay solely due to this restriction. Except as provided in Sections 3(a)-(c) above, the Equity Value Amount shall not be forfeited as a result of a Cash Shortage.

        SECTION 4. NONTRANSFERABILITY. The right to all or any portion of the Equity Value Amount shall not be transferable by the Employee except, after the Employee's death, or his to her spouse, child, estate, personal representative, heir or successor. More particularly (but without limiting the generality of the foregoing), the right to all or any portion of the Equity Value Amount may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any assignment, transfer, pledge, hypothecation or other disposition of the right to all or any portion of the Equity Value Amount contrary to the provisions hereof, and the levy of any attachment or similar process upon such right to the Equity Value Amount that would otherwise effect a change in the ownership of the right to all or any portion of the Equity Value Amount, shall terminate any further obligation the Company has with respect to any unpaid portion of the Equity Value Amount; provided, however, that in the case of the involuntary levy of any attachment or similar involuntary process upon the Equity Value Amount, the Employee shall have thirty (30) days after notice thereof to cure such levy or process before the Company's obligation with respect to the Equity Value Amount terminates. This Agreement shall be binding on and enforceable against any person who is a permitted transferee pursuant to the first sentence of this Section.

        SECTION 5. TAXES. The Company may, in its discretion, make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to payment of the Equity Value Amount, including but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Employee, requiring the Employee to pay to the Company the amount required to be withheld or to execute such documents as the Company

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deems necessary or desirable to enable it to satisfy its withholding obligations, or any other reasonable means.

        SECTION 6. NOTICES. All notices, requests, demands and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party, if to the Company at its principal Employee offices addressed to the attention of the Company's Chairman of the Board of Directors, and if to Employee at his or her address as it appears on the books of the Company (or at such other address as shall be given in writing by Employee or his or her permitted transferee to the Company).

        SECTION 7. NOT AN EMPLOYMENT CONTRACT. Nothing in this Agreement or any other instrument executed pursuant hereto shall confer upon the Employee any right to continue in the employ of the Company nor shall affect the right of the Company to terminate the employment of the Employee with or without Cause.

        SECTION 8. AMENDMENTS AND WAIVERS. This Agreement may be amended, and any provision hereof may be waived, only by a writing signed by the party to be charged.

        SECTION 9. ENTIRE AGREEMENT. This Agreement, together with the Plan, the Option Agreement, the Stockholders' Agreement, the Non-Competition
Agreement and the Substitution Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.

        SECTION 10. HEADINGS. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

        SECTION 11. ASSIGNABILITY. Notwithstanding anything herein to the contrary, the Company, its successors and its assigns may assign, in whole or part, their rights and obligations under this Agreement as the Company, its successors or its assigns may elect in their sole discretion.

        SECTION 12. FURTHER ASSURANCES. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.

        SECTION 13. UNSECURED INTEREST. To the extent that the Employee or any permitted transferee acquires a right to receive payments under this Agreement, such right shall be arbitrators ten (10) days following such service or thereafter. If the panel of arbitrators is equivalent to that of an unsecured general creditor of the Company. The Employee agrees to waive any priority creditor status for wage payments with respect to any amounts due hereunder.

        SECTION 14. ARBITRATION. The parties shall endeavor to settle all disputes by amicable negotiations. Any claim, dispute, disagreement or controversy that arises among the parties relating to this Agreement (excluding enforcement by the Company of its rights under the Non-Competition Agreement) that is not amicably settled shall be resolved by arbitration, as follows:


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                (a)  Any such arbitration shall be heard in the District of
        Columbia, before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. Except as the parties may otherwise agree, all arbitrators shall be appointed in the first instance by the appropriate official in the District of Columbia office of the American Arbitration Association or, in the event of his or her unavailability by reason of disqualification or otherwise, by the appropriate official in the New York City office of the American Arbitration Association. In determining the number and appropriate background of the arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the number of arbitrators and their identity shall be final. Except as otherwise provided in this
        Section 14, all of the arbitration proceedings shall be conducted in accordance with the rules of the arbitrators.

                (b) An arbitration may be commenced by any party to this Agreement by the service of a written request for arbitration upon the other affected parties. Such request for arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrators ten (10) days following such service or thereafter. If the panel of arbitrators is not appointed by the appointing authority within thirty (30) days following such reference, any party may apply to any court within the District of Columbia for an order appointing arbitrators qualified as set forth above.

                (c) All attorneys' fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys' fees as they deem appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

                (d) Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                (e) It is intended that controversies or claims submitted to arbitration under this Section 14 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.


        SECTION 15. GOVERNING LAW. All terms of and rights under this Agreement shall be governed by and construed in accordance with the internal law of the State of Maryland, without giving effect to principles of conflicts of law.

        SECTION 16. ACTIONS BY THE COMPANY. Any reference within this Agreement to an action, judgment, conclusion, or determination by the Company shall mean an action, judgment, conclusion, or determination of the Board of Directors of the Company or its authorized representative(s).



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        SECTION 17.  BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


                                         THE ADVISORY BOARD COMPANY

                                         By:  /s/ MICHAEL A. D'AMATO
                                              ----------------------

                                         Name:  Michael A. D'Amato
                                                ---------------------

                                         Title:  CFO
                                                 --------------------

                                        /s/ RICHARD SCHWARTZ
                                        -----------------------------
                                         EMPLOYEE




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